Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 333-180809 on Form S-8 and Registration Statement No. 333-201442 and 333-214124 on Forms S-3, of our reports dated March 27, 2019, relating to the consolidated financial statements of ImageWare Systems, Inc. (“Company”) (which includes explanatory paragraphs related to the change in the method of accounting for revenue, and the uncertainty of the Company’s ability to continue as a going concern), and the effectiveness of ImageWare Systems, Inc.’s internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
March 27, 2019